                                                                     Exhibit 8.1

           [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP APPEARS HERE]

June 8, 1999


TeleSpectrum Worldwide Inc.
443 S. Gulph Road
King of Prussia, Pennsylvania  19406

Re: Certain Federal Income Tax Consequences of the Merger of International Data Response Corporation with and into TeleSpectrum Worldwide, Inc.
     ---------------------------------------------------------------------------

Gentlemen/Ladies:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to an Agreement and Plan of Merger dated as of January 14, 1999, by and among TeleSpectrum Worldwide, Inc. ("TeleSpectrum"), a Delaware corporation, International Data Response Corporation ("IDRC"), a Delaware corporation, McCown De Leeuw & Co. III, L.P., McCown De Leeuw & Co. Offshore (Europe) III, L.P., McCown De Leeuw & Co. III (Asia) L.P. and The Gamma Fund LLC (collectively, the "MDC Entities"), (the "Agreement").

Pursuant to the Agreement, IDRC will merge with and into TeleSpectrum. IDRC shareholders will receive TeleSpectrum Common Stock and warrants in exchange for IDRC Common Stock. Series A Preferred Stock of IDRC and unpaid dividends with respect to such Series A Preferred Stock will be exchanged or paid, as applicable, in cash. IDRC shareholders will receive cash in lieu of fractional shares of TeleSpectrum Common Stock. Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement or other documents referred to in the Agreement.

We have acted as legal counsel to TeleSpectrum in connection with the Merger and you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering this opinion in accordance with Sections 4.14(c) and 5.3(h) of the Agreement, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

     1.   The Agreement;

     2. Representation letters of TeleSpectrum and IDRC delivered to us for purposes of this opinion and dated today (the "TeleSpectrum Tax Certificate" and the "IDRC Tax Certificate," collectively, the "Tax Certificates"); and

TeleSpectrum Worldwide Inc.
June 8, 1999
Page 2

     3. Such other instruments and documents related to the formation, organization and operation of TeleSpectrum and IDRC and/or to the consummation of the Merger as we have deemed necessary or appropriate.

                                    *  *  *


In preparing our opinion, as set forth below, we have reviewed such other documents relating to the Merger and such federal income tax authority as we deemed relevant under the circumstances. For purposes of this opinion, we have also assumed, with your permission and without independent investigation, that
(i) original documents submitted to us (including signatures) are authentic,
(ii) documents submitted to us as copies conform to the original documents,
(iii) all covenants contained in the Agreement and the Tax Certificates have been, or will be, performed without waiver or breach of any material provision thereof, (iv) there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification, and (vi) the Merger will be effective under the laws of the State of Delaware.

Furthermore, as to certain facts material to our opinion that we have neither established nor verified independently, we have relied upon the accuracy of statements and representations contained in the Tax Certificates.


                                    OPINION
                                    -------

Based upon the foregoing, and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of today's date, it is our opinion that for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.


                                    *  *  *

In addition to your request for our opinion regarding certain federal income tax consequences of the Merger, you have asked us to review the discussions of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Federal Income Tax

TeleSpectrum Worldwide Inc.
June 8, 1999
Page 3

Consequences" contained in the Registration Statement and believe that the discussion is correct in all material respects.

We consent to the reference to our firm in the discussion entitled "Federal Income Tax Consequences" contained in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Our opinion set forth herein is based upon existing law, regulations, administrative pronouncements and judicial decisions, all as in effect as of today's date. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change on our opinion. Moreover, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

If any of the facts, assumptions or certifications on which our opinion is based is incorrect, please advise us so that we may consider the effect, if any, on our opinion. Moreover, no opinion is expressed as to any federal income tax consequences of the Merger or any other transactions, except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is provided with resect to the federal income tax treatment of certain investors that are subject to special circumstances (for example, dealers in securities, banks, insurance companies, foreign persons, tax-exempt organizations, financial institutions, holders who are subject to the alternative minimum tax provisions of the Code). This opinion does not address any possible state, local, or foreign tax consequences of the Merger.

The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth above.

This opinion is being delivered solely in connection with the Registration Statement. This opinion is being rendered for the benefit of TeleSpectrum and its shareholders and may not be relied upon for any other purpose or by any other person. This opinion may not be made available to any other person without our prior written consent.


Very truly yours,


/s/ Morgan, Lewis & Bockius LLP